Exhibit 10.2

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”), effective as of December     , 2014 (the “Effective Date”), is made by and between CHIMERIX, INC., a corporation organized and existing under the laws of the State of Delaware (“Chimerix”), and CONTRAVIR PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (“ContraVir”).

RECITALS

WHEREAS, Chimerix owns or otherwise controls patents, patent applications, know-how and other information relating to the compound known as CMX157;

WHEREAS, ContraVir is engaged in the discovery and development of antiviral therapies; and

WHEREAS, ContraVir desires to obtain, and Chimerix is willing to grant to ContraVir, a license under the Chimerix Technology to develop, make, have made, use, sell, offer for sale, export and import Compounds and Products in the Field, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1                               “Accounting Standards” shall mean (a) U.S. generally accepted accounting principles or (b) international financial reporting standards; in either case, consistently applied throughout the organization of a Party (or a Related Party, as applicable).

1.2                               “Acquirer Compound” shall mean:

(a)                                 any Converting Compound that is Controlled by a Third Party Acquirer of Chimerix, or any Affiliate of such Third Party Acquirer, immediately prior to such Third Party Acquirer’s acquisition of Chimerix; or

(b)                                 any Converting Compound that is Controlled by a Third Party Acquirer of Chimerix, or any Affiliate of such Third Party Acquirer, following such Third Party Acquirer’s acquisition of Chimerix, provided that such Converting Compound (i) was invented or reduced to practice without use of any Chimerix Know-How (including any of Chimerix’s

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confidential or proprietary information existing prior to such Third Party’s acquisition of Chimerix) and (ii) is not claimed by any of the Chimerix Patent Rights set forth in Exhibit A.

1.3                               “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.4                               “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of 50% or more of the voting securities of such Person, by contract or otherwise. For clarity, once a Person ceases to be an Affiliate of a Party then without any further action, such Person shall cease to have any rights under this Agreement by reason of being an Affiliate of such Party.

1.5                               “Applicable Laws” shall mean the applicable laws of any jurisdiction which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.6                               “Chimerix Know-How” shall mean all Know-How Controlled by Chimerix or any of its Affiliates as of the Effective Date.

1.7                               “Chimerix Patent Rights” shall mean any and all Patent Rights Controlled by Chimerix or any of its Affiliates as of the Effective Date or at any time during the Term that claim or Cover the composition of matter, manufacture or use of any Compound and/or Product (but excluding claims solely and specifically claiming the composition of matter, use, or manufacture of any Other Active).  The Chimerix Patent Rights shall include Chimerix’s (and its Affiliates’) rights in Joint Patent Rights.  The Chimerix Patent Rights shall include those listed in Exhibit A.  Notwithstanding the foregoing, Chimerix Patent Rights shall not include any Patents Controlled by any Third Party Acquirer of Chimerix, or any Affiliate of such Third Party Acquirer, except for any such Patents claiming inventions made by such Third Party Acquirer or its Affiliate after such Third Party Acquirer’s acquisition of Chimerix through (a) use of Chimerix Know-How or (b) practice of any invention that is then Covered by a Valid Patent Claim of the Chimerix Patent Rights listed in Exhibit A.

1.8                               “Chimerix Product” shall mean (a) a Compound or Product for the treatment or prevention of an Excluded Indication or (b) an Excluded Product for the treatment or prevention of any Indication.

1.9                               “Chimerix Technology” shall mean Chimerix Patent Rights and Chimerix Know-How.

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1.10                        “Chimerix/UC Patent Rights” shall have the meaning provided in Section 8.2(a).

1.11                        “Combination Product” shall mean a Product which includes one or more Other Actives in combination with a Compound, including a fixed-dose combination product.  All references to Product in this Agreement shall be deemed to include Combination Product; provided, however, that nothing contained in this Agreement shall be construed to grant or convey to ContraVir any license or other right to any Other Active.

1.12                        “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, the level of reasonable, diligent, good faith efforts that biopharmaceutical companies typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant factors.  As used in this Section 1.12, “biopharmaceutical companies” shall mean companies in the biopharmaceutical industry of a size and stage of development similar to that of such Party, including having human pharmaceutical product candidates or products in a similar stage of development to the Compound.  Commercially Reasonable Efforts shall be determined on a market-by-market and Product-by-Product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

1.13                        “Compound” shall mean:

(a)                                 the (3-(hexadecyloxy)propyl hydrogen ((R)-1-(6-amino-9H-purin 9-yl)propan-2-yloxy) methyl phosphonate, known as “CMX157”;

(b)                                 any Converting Compound that is Controlled by Chimerix as of the Effective Date;

(c)                                  any Converting Compound that is Controlled by Chimerix and that is synthesized or generated after the Effective Date and during the Term; but excluding any Acquirer Compound;

(d)                                 any metabolite of any of the compounds (excluding Acquirer Compounds) described in the preceding subparagraphs (a)-(c);

(e)                                  any prodrug, conjugate or complex of any of the compounds (excluding Acquirer Compounds) described in the preceding subparagraphs (a)-(d); or

(f)                                   any salt, free acid/base, solvate, enantiomer, isomer, hydrate, ester, racemate or polymorphic form of any of the compounds (excluding Acquirer Compounds) described in the preceding subparagraphs (a)-(e).

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1.14                        “Compound IND” shall mean IND # 103,150.

1.15                        “Confidential Information” shall mean any and all Information, whether communicated in writing or orally or by any other method, which is provided by or on behalf of one Party to the other Party in connection with this Agreement or pursuant to that certain Mutual Non-Disclosure Agreement between the Parties dated June 26, 2014.

1.16                        “ContraVir Know-How” shall mean all Know-How Controlled by ContraVir or its Affiliates (other than as a result or by virtue of any license granted by Chimerix to ContraVir under this Agreement) during the Term, including all Know-How developed or generated by or on behalf of ContraVir or any of its Affiliates in the course of conducting research, development, manufacturing, regulatory or commercialization activities contemplated by this Agreement.

1.17                        “ContraVir Patent Rights” shall mean all Patent Rights Controlled by ContraVir or its Affiliates (other than as a result or by virtue of any license granted by Chimerix to ContraVir under this Agreement) during the Term that claim or cover the composition of matter, manufacture or use of any Compound and/or Product.  The ContraVir Patent Rights shall include ContraVir’s (and its Affiliates’) rights in Joint Patent Rights.

1.18                        “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know How or other intellectual property rights, the possession by Person of the ability (whether by ownership, license or other right, other than pursuant to a license granted under this Agreement) to grant access to, or a license or sublicense of, such Patent Rights, Know-How, Information or other intellectual property rights without violating the terms of any agreement or other arrangement with any other Person.

1.19                        “Converting Compound” shall mean a pharmaceutically active compound that is converted in vivo into the active moiety tenofovir diphosphate.  It is understood that CMX157 is a Converting Compound.

1.20                        Cover” means (a) with respect to Know-How, such Know-How was used in the exploitation of the Product, and (b) with respect to a Patent Right, a Valid Patent Claim would (absent a license thereunder or ownership thereof) be Infringed by the exploitation of the Product including research and development. Cognates of the word “Cover” shall have correlative meanings.

1.21                        “Ebola” shall mean Ebola virus infection and/or Ebola Virus Disease.

1.22                        “EMA” shall mean the European Medicines Agency or any successor entity thereto.

1.23                        “EU MAA Approval” shall mean (a) the approval of an NDA for a Product for a particular Indication by the EMA or the relevant Regulatory Authority in at least one EU Market, and (b) if required for marketing of such Product for such Indication in such EU Market, receipt of pricing/reimbursement approval for such Product for such Indication in such EU Market.

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1.24                        “EU Market” shall mean any European Union member state.

1.25                        “Excluded Indication” shall mean the treatment or prevention of Ebola.

1.26                        “Excluded Product” shall mean any topical dosage form of or containing a Compound (with or without any Other Active).

1.27                        “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et. seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.28                        “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.) as amended.

1.29                        “FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

1.30                        “Field” shall mean the use of Compound or Product for the treatment or prevention of any and all Indications, but specifically excluding: (a) the use of Compound or Product for the treatment or prevention of any Excluded Indication; and (b) the use of any Excluded Product for the treatment or prevention of any and all Indications.

1.31                        “First Commercial Sale” shall mean, with respect to a given Product in a given country, the first commercial transfer or disposition for value of such Product by ContraVir or a Related Party to a Third Party (other than a Related Party) for end use or consumption of such Product in such country after receipt of Marketing Approval for such Product in such country, excluding, however, transfers or dispositions of Product, without consideration: (i) in connection with patient assistance programs; (ii) for charitable or promotional purposes; (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (iv) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority.  For clarity, First Commercial Sale shall be determined on a Product-by-Product and country-by-country basis.

1.32                        “Generic Version” shall mean, with respect to a Product, on a country-by-country basis, a pharmaceutical product that: (a) is sold in a given country by a Third Party, other than a Related Party, a licensee or sublicensee of a Related Party, or any other Person in a chain of distribution originating from ContraVir, a Related Party or any of their respective licensees or sublicensees; (b) contains the same Compound (and, if applicable, the same Other Active(s)) as such Product in the same dosage form as such Product; and (c) has been approved for marketing by the relevant Regulatory Authority in such country in reliance on the Marketing Approval for such Product in such country, including any such pharmaceutical product that has been approved

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for marketing (i) in the United States, pursuant to Section 505(b)(2) or Section 505(j) of the Act (21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j), respectively), (ii) in the European Union or a European Union member state, as a “generic medicinal product” pursuant to Article 10 of Parliament and Council Directive 2001/83/EC as amended (including an application under Article 6.1 of Parliament and Council Regulation (EC) No 726/2004 that relies for its content on any such provision), or (iii) in any other country or jurisdiction, pursuant to any equivalent of the foregoing laws, regulations or directives, wherein the approval of such pharmaceutical product is based on reference to the Marketing Approval for such Product in such country and a demonstration of bio-equivalence to such Product and which may be substituted for the Product without any action by the physician or health care practitioner.

1.33                        “GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.34                        “GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.35                        “GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA, EMA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.36                        “ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.37                        “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including any such application filed with the FDA pursuant to 21 CFR Part 312.

1.38                        “Indication” shall mean a separate and distinct disease or medical condition in humans: (a) which a Product is intended to treat or prevent, as evidenced by the protocol for a clinical trial of such Product or by the proposed Product labeling in an NDA filed with a Regulatory Authority for such Product; or (b) which is contained in a Product’s labeling approved by a Regulatory Authority as part of the Marketing Approval for such Product.

1.39                        “Information” shall mean any and all proprietary data, information, materials and know-how (whether patentable or not) that are not in the public domain, including, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, and

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(f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials.

1.40                        “Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

1.41                        “Initiates” or “Initiation” shall mean, with respect to a human clinical trial, the administration of the first dose to the first patient/subject in such trial.

1.42                        “Invention” shall mean any invention, whether or not patentable, made in the course and as a result of the conduct of the activities contemplated by this Agreement.

1.43                        “Joint Invention” shall have the meaning provided in Section 8.1.

1.44                        Joint Patent Rights” shall have the meaning provided in Section 8.1.

1.45                        “Know-How” shall mean any and all Information related to a Compound and/or Product, or any formulation, product improvement and/or indication thereof, or necessary or useful for the development, manufacture, commercialization or use of any of the foregoing; but excluding, in each case, Information related to any Other Active.

1.46                        “Marketing Approval” shall mean all approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, including pricing and reimbursement approvals if required for marketing or sale of such product in such country.

1.47                        “Merck” shall mean Merck Sharp and Dohme Corp. and its Affiliates.

1.48                        “Merck Agreement” shall mean that certain Collaboration and Exclusive License Agreement between Chimerix and Merck Sharp and Dohme Corp. dated as of July 23, 2012.

1.49                        “NDA” shall mean: (a) in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or group of countries.

1.50                        “Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of Products by or on behalf of ContraVir or any of its Related Parties (each, a “Selling Party”) to Third Parties (other than Related Parties), less the following deductions actually incurred, allowed, paid, accrued or otherwise specifically allocated to Products by the Selling Party, all in compliance with applicable Accounting Standards, consistently applied by the Selling Party:

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(a)                                 normal and customary trade discounts, including trade, cash and quantity discounts or rebates credits or refunds, actually allowed or taken;

(b)                                 credits or allowances actually granted or made for rejection of or return of previously sold Products, including recalls, or for retroactive price reductions and billing errors or for stocking allowances;

(c)                                  governmental and other rebates (or credits or other equivalents thereof) actually granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursers, or to trade customers;

(d)                                 reasonable fees paid to wholesalers, distributors, selling agents(excluding sales representatives of the Selling Party), group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to the Product;

(e)                                  charges separately invoiced for freight, insurance, transportation, postage and handling;

(f)                                   taxes, custom duties or other governmental charges (including any tax such as a value added or similar tax or government charge but excluding what is commonly known as income tax) levied on or measured by the billing amount for Products, as adjusted for rebates and refunds; and

(g)                                 bad debts or provision for bad debts deductions actually written off during the applicable accounting period following the applicable Accounting Standards used by the Selling Party.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

On a country-by-country basis, if a Product under this Agreement is sold in the form of a Combination Product in a country, Net Sales for the purpose of determining royalties due hereunder shall be calculated as follows:

(i)                                    Where all active ingredients in such Combination Product are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.50 by the fraction A/(A+B), where A is the net invoice price of the Product as sold separately in such country, and B is the sum of the net invoice prices of the Other Active(s) in the combination.

(ii)                                If the Product component of the Combination Product is sold separately in such country, but none of such Other Active(s) is sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in

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such country as determined under the first paragraph of this Section 1.50 by the fraction A/C, where A is the net invoice price of such Product component as sold separately in such country, and C is the net invoice price of the Combination Product in such country.

(iii)                            If the Product component of the Combination Product is not sold separately in such country, but the Other Active(s) are sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product in such country as determined under the first paragraph of this Section 1.50 by the fraction (C-D)/C, where C is the net invoice price of the Combination Product in such country, and D is the sum of the net invoice prices charged for the Other Active(s) in the Combination Product in such country.

(iv)                             If none of the Product component and the Other Active(s) are sold separately in such country, Net Sales for the purpose of determining royalties due hereunder for the Combination Product shall be determined by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Compound or Product portion of the Combination Product and the Other Active(s) in the Combination Product; provided, however, that in no event shall the relative value contribution of the Compound or Product portion of the Combination Product be less than 50%.  In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, designated by the International Chamber of Commerce, shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

In the event Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Product sold under such arrangement shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the relative value contributions of the Product and the other products in the Product Bundle, as reflected in their individual sales prices.  In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, the International Chamber of Commerce shall determine such relative value contributions and such determination shall be final and binding upon the Parties.  In addition, if a Selling Party provides discounts or allowances with respect to a Product Bundle, such discounts and allowances shall be allocated (for purposes of the deductions used in calculating Net Sales as above) between the Product and the other products in the Product Bundle in a manner that does not unfairly or inappropriately bias the level of discounting against the Product as compared to the other products in such Product Bundle.

For clarification, sale of Product by a Selling Party to another Selling Party for resale by such entity to a Third Party (other than a Related Party) shall not be deemed a sale for purposes of this definition of “Net Sales,” provided that the subsequent resale is included in the computation of Net Sales.  Further, transfers or dispositions of Product, without consideration: (A) in connection with patient assistance programs; (B) for charitable or promotional purposes; (C) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (D) for use in any tests or studies reasonably necessary to comply with Applicable Law, regulation or request by a Regulatory Authority, shall

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not, in each case of (A) through (D), be deemed sales of such Product for purposes of this definition of “Net Sales.”

1.51                        “Other Active” shall mean any active pharmaceutical ingredient that is not a Compound.

1.52                        “Party” shall mean ContraVir and Chimerix, individually, and “Parties” shall mean ContraVir and Chimerix, collectively.

1.53                        “Patent Rights” shall mean (i) patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), (ii) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates and the like of any such patents and patent applications, and (iii) any and all foreign equivalents of the foregoing.

1.54                        “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.55                        “Phase 3 Clinical Trial” shall mean a human clinical trial of a Product in any country designed to: (i) establish that such Product is safe and efficacious for its intended use; (ii) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed and (iii) support regulatory approval of such Product that would satisfy the requirements of 21 CFR 312.21(c) or its non-US equivalents.

1.56                        “Pivotal Trial” shall mean: (a) a Phase 3 Clinical Trial; or (b) any other human clinical trial that the applicable Regulatory Authority has agreed, whether before Initiation of such trial (e.g., pursuant to a special protocol assessment agreement with the FDA) or after Initiation of such trial (e.g., based on an interim data analysis), is sufficient to form the primary basis of an efficacy claim in an NDA submission, regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 3,” “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context.  If a human clinical trial does not constitute a Pivotal Trial at the time of Initiation of such trial, but is later determined by the applicable Regulatory Authority to be sufficient to form the primary basis of an efficacy claim in an NDA submission, then, for purposes of Section 4.2 hereof, and notwithstanding Section 1.41, “Initiation” of such Pivotal Trial shall be deemed to have occurred on the date of such determination by the applicable Regulatory Authority.

1.57                        “Product” shall mean any pharmaceutical composition or preparation (in any and all dosage forms) in final form containing a Compound, including any Combination Product; but excluding, in any event, Excluded Products.  For clarity, different formulations or dosage strengths of a given Product shall be considered the same Product for purposes of this Agreement.

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1.58                        “Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.59                        “Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all INDs, NDAs and Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analysis), and all data contained in any of the foregoing, including all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to a Compound and/or Product.

1.60                        “Regulatory Exclusivity” shall mean marketing or manufacturing exclusivity conferred by the applicable Regulatory Authority in a country or jurisdiction on the holder of a Marketing Approval for a pharmaceutical product in such country or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.

1.61                        “Related Party” shall mean each of ContraVir’s Affiliates and its and their respective Sublicensees hereunder.

1.62                        “Royalty Term” shall have the meaning provided in Section 4.4.

1.63                        “Sublicensee” shall mean a Third Party sublicensee under the license granted by Chimerix to ContraVir pursuant to Section 2.1, whether such Third Party’s sublicense was granted to it directly by ContraVir or its Affiliate or indirectly through one or more tiers of sublicense.

1.64                        “Term” shall have the meaning provided in Section 9.1.

1.65                        “Territory” shall mean the entire world.

1.66                        “Third Party” shall mean an entity other than ContraVir and its Affiliates, and Chimerix and its Affiliates.

1.67                        “Third Party Acquirer” shall have the meaning provided in Section 12.5(a).

1.68                        “UC” shall mean the Regents of the University of California.

1.69                        “UC License” shall mean that certain License Agreement dated as of May 13, 2002, by and between Chimerix and the UC, as amended on September 11, 2002, December 17, 2010, September 14, 2011, and July 19, 2012.

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1.70                        “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the Chimerix Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

ARTICLE 2

LICENSE GRANT

2.1                               License Grant.  Subject to the terms and conditions of this Agreement, Chimerix hereby grants to ContraVir (a) an exclusive (even as to Chimerix and its Affiliates),  royalty-bearing license including the right to sublicense through multiple tiers of sublicense, under the Chimerix Patent Rights and the Chimerix Know-How that is specific to Compounds and Products, and (b) a non-exclusive, royalty-bearing license including the right to sublicense through multiple tiers of sublicense, under the Chimerix Know-How that is not specific to the Compounds and Products; in each case, solely to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise commercialize Compounds and Products in the Field in the Territory during the Term.

2.2                               Sublicensing.  Any sublicense granted by ContraVir under this Agreement (directly or indirectly through its Affiliate) to a Third Party shall be (a) in writing and (b) subject and subordinate in all respects to, and consistent with, the terms and conditions of this Agreement and, with respect to the Chimerix/UC Patent Rights, all applicable terms and conditions of the UC License.  ContraVir shall provide Chimerix with a copy of any sublicense agreement entered into by ContraVir or its Affiliate, and any amendment thereto, within 15 days of its execution.  ContraVir shall be liable for the failure of its Sublicensees to comply with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by Sublicensees with the terms of the sublicense agreement.

2.3                               Technology Transfer.

(a)                                 Inventory.  Within 60 days after the Effective Date, subject to Chimerix’s receipt of the Preferred Stock (as defined in Section 4.1 of this Agreement), Chimerix shall transfer to ContraVir at no additional cost to ContraVir, all of Chimerix’s existing inventory of bulk Compound and bulk Product, including any such inventory held at any contract manufacturer of Chimerix (collectively, “Inventory”), provided that Chimerix may retain, and provide to Chimerix’s academic collaborator(s), such limited quantities of Inventory (not to exceed 1 kilogram) as are necessary for the conduct of planned clinical trials of one or more topical dosage forms of the Compound.  Exhibit B attached hereto sets forth Chimerix’s good faith estimate of the available Inventory.

(b)                                 Manufacturing Technology Transfer.  Within 60 days after the Effective Date, subject to Chimerix’s receipt of the Preferred Stock, Chimerix shall transfer or cause to be transferred (including from its Third Party contract manufacturers) to ContraVir, or

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a Third Party manufacturer designated by ContraVir, copies of all Chimerix Know-How related to the manufacture of Compound in Chimerix’s Control (whether in the possession of Chimerix, its Affiliate or a Third Party contract manufacturer), in order to enable ContraVir (or its designee) to manufacture Compound for use in the Field using the process employed by or on behalf of Chimerix to manufacture Compound; provided, however, that Chimerix shall have no obligation to transfer or disclose to ContraVir any Chimerix Know-How related to the manufacture of any Chimerix Product (except to the extent such Chimerix Know-How also relates to the manufacture of the Product).  In addition, Chimerix shall provide ContraVir with an introduction to Chimerix’s Third Party contract manufacturer(s) for Compound and shall deliver to such contract manufacturer(s) written authorization (i) to contract with ContraVir for the manufacture and supply of Compound, (ii) to manufacture Compound on behalf of ContraVir, and (iii) to disclose to ContraVir such Chimerix Know-How regarding manufacture of Compound as in the possession of such contract manufacturer as necessary or useful for ContraVir to manufacture or have manufactured Compound and Product for use in the Field.

(c)                                  Chimerix Know-How.  Within 60 days after the Effective Date, subject to Chimerix’s receipt of the Preferred Stock, Chimerix shall transfer to ContraVir all clinical safety, toxicology and other data within the Chimerix Know-How related to the Compound in Chimerix’s possession and Control (whether generated by or on behalf of Chimerix or received from Merck) that is available in written, graphic, electronic or other tangible form (or true and complete copies thereof), and to the extent such data exists in electronic form, Chimerix may provide the same to ContraVir in electronic form.

(d)                                 Technical Assistance.  During the twelve (12) month period beginning on the Effective Date (the “Technical Assistance Period”), at ContraVir’s request, Chimerix shall provide reasonable technical assistance to ContraVir in the practice of the Chimerix Know-How transferred to ContraVir pursuant to this Section 2.3 (“Technical Assistance”).  For clarity, Technical Assistance excludes the performance of any additional research, development or manufacturing (including CMC) work.  Up to a total of 60 person-hours of Technical Assistance, not to exceed 20 hours in any month, will be provided at Chimerix’s expense.  For time in excess of 60 person-hours spent by Chimerix personnel providing Technical Assistance requested by ContraVir, ContraVir shall reimburse Chimerix at the rate of $400 per person-hour.  Chimerix shall use Commercially Reasonable Efforts to provide additional Technical Assistance and in no event shall Chimerix be obligated to provide more than an aggregate of 40 person-hours of additional Technical Assistance pursuant to this Section 2.3(d), or to provide Technical Assistance pursuant to this Section 2.3(d) after the Technical Assistance Period, except, in each case, upon mutual written agreement of the Parties.  Should ContraVir request, and Chimerix agree, to provide Technical Assistance at any location other than Chimerix’s facilities, ContraVir shall also reimburse reasonable travel and lodging expenses incurred by Chimerix in providing such Technical Assistance or additional Technical Assistance.

(e)                                  Regulatory Documentation.  Within 60 days after the Effective Date, subject to Chimerix’s receipt of the Preferred Stock, Chimerix shall transfer and assign to ContraVir all Regulatory Documentation in Chimerix’s (or any of its Affiliates’) Control, including the transfer and assignment of IND #103,150 to ContraVir.

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2.4                               Reserved Rights.  Chimerix hereby expressly reserves the exclusive right to practice, and to grant licenses under, the Chimerix Technology for any and all purposes other than the specific purposes for which the Chimerix Technology is exclusively licensed to ContraVir under Section 2.1.  Without limiting the generality of the foregoing, Chimerix hereby expressly reserves the exclusive right to practice, and to grant licenses under, the Chimerix Technology to discover, develop, make, have made, use, sell, have sold, offer for sale, market, import, export and otherwise commercialize (a) Chimerix Products, and (b) any compound that is not a Compound and any product containing any compound that is not a Compound (and not containing a Compound), including, without limitation, brincidofovir (CMX001) for any and all uses.  In addition, ContraVir acknowledges that the Chimerix/UC Patent Rights are subject to (i) the “VA/UC Agreement” and “Sponsor’s Rights” (as such terms are defined in the UC License), (ii) UC’s reserved rights under the UC License, and (iii) the Dana Farber Cancer Institute’s reserved rights under the UC License.

2.5                               Negative Covenants.

(a)                                 By ContraVir.  ContraVir hereby covenants not to practice, and not to permit or cause any Related Party or other Third Party to practice, any Chimerix Technology for any purpose other than as expressly authorized in this Agreement.  Without limiting the generality of the foregoing, ContraVir shall not, directly or indirectly:

(i)                                    develop, use, make, have made, sell, have sold, offer for sale, export, import or otherwise commercialize any Chimerix Product; or

(ii)                                permit or cause any of its Related Parties or any Third Party to engage in any of the activities described in the preceding clause (i).

(b)                                 By Chimerix.  Chimerix hereby covenants not to practice, and not to permit or cause any Affiliate, licensee or other Third Party to:

(i)                                    practice any ContraVir Patent Rights for any purpose other than as expressly authorized in Section 2.6.

(ii)                                develop, use, make have made, sell, have sold, offer for sale, export, import or otherwise commercialize the Compound or the Product other than for an Excluded Indication or as an Excluded Product or Chimerix Product.

2.6                               License Grant-Back to Chimerix.  Subject to the terms and conditions of this Agreement, ContraVir hereby grants to Chimerix a limited exclusive, worldwide, royalty-free, fully-paid license, with the right to sublicense through multiple tiers, under ContraVir Patent Rights, solely to develop, make, have made, use, sell, have sold, offer for sale, export, import and otherwise commercialize: (a) Chimerix Products; and (b) brincidofovir (CMX001) for any and all uses.

2.7                               Adjustments for Conversion.  In the event that, during any period and in any market where ContraVir or its Affiliates or licensees is marketing a Product and Chimerix and its

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Affiliates or licensees is then marketing a Chimerix Product covered by clause (a) of Section 1.8, either Party determines that there is objective evidence of substantial off-label use of the other Party’s product in such market, which off-label use adversely affects the sales of such Party’s product in an indication as to which this Agreement contemplates such Party would be granted or retain, as the case may be, marketing rights, upon the request of such Party, the Parties will negotiate in good faith for an appropriate economic compensation to be paid to the Party whose sales are being so adversely affected with the objective of preserving as near as may be the economic outcome contemplated by this Agreement during such period and in such territory.

2.8                               No Implied Licenses.  No right or license under any Patent Rights, Know-How or other Information is granted or shall be granted by implication.  All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.  For the avoidance of doubt, Chimerix does not grant to ContraVir any license or other right with respect to any active pharmaceutical ingredient that is not a Compound.  ContraVir does not grant to Chimerix any license or other right with respect to any other ContraVir intellectual property except as described in Section 2.6 and, if applicable, Section 9.5(c).

ARTICLE 3

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1                               Responsibility.  ContraVir (itself and/or with or through its Related Parties) shall be solely responsible, at its own expense, for, and shall control all aspects of, worldwide development (including pre-clinical and clinical development), manufacture, registration and commercialization (including marketing, promoting, selling, distributing and determining pricing for) Compounds and Products in the Field in the Territory.  Without limiting the generality of the foregoing, ContraVir (itself and/or with or through its Related Parties) shall be solely responsible for preparing and submitting all required regulatory filings in connection with obtaining and maintaining Marketing Approvals with respect to Compounds and Products in the Field in the Territory, including all INDs NDAs, at ContraVir’s sole expense.  All of such submissions and other regulatory filings relating to Compounds and Products in the Field shall be submitted in the name of, and owned by, ContraVir (or a Related Party, as applicable).

3.2                               Diligence.  ContraVir (itself and/or with or through its Related Parties) shall use Commercially Reasonable Efforts to develop, seek Marketing Approval for, and commercialize at least one Product for at least one Indication in the Field in (a) the United States, and (b) at least three (3) EU Markets.

3.3                               Records.  ContraVir shall maintain, or cause to be maintained, complete and accurate records of all development work conducted by or on behalf of ContraVir with respect to Compound or Product, including all results, data, inventions and developments made in the performance of such development work.  All such records maintained shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes.

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3.4                               Meetings; Reports.

(a)                                 Meetings.  Prior to initiation of the first Phase 3 Clinical Trial of a Product, the Parties shall, at Chimerix’s written request but no more than quarterly, hold periodic meetings (by telephone or videoconference unless otherwise agreed) at which qualified representatives of ContraVir responsible for Product development will report to Chimerix, and respond to Chimerix’s reasonable questions regarding, the progress and results of ContraVir’s Product development and registration efforts.

(b)                                 Reports.  On or before June 1 and December 1 of each year during the Term after initiation of the first Phase 3 Clinical Trial of a Product, ContraVir shall deliver to Chimerix semi-annual written progress reports (i) summarizing the status of the Product development efforts of ContraVir and Related Parties, including the Indications for which any of them is developing any Product, (ii) disclosing any IND or NDA submitted, and any Marketing Approval obtained, by or on behalf of ContraVir or any Related Party with respect to any Product (including the applicable Indication), and (iii) summarizing Product commercialization activities undertaken or planned by or on behalf of ContraVir or any Related Party with respect to any Product; in each case, in the preceding six (6) months.  ContraVir shall promptly respond to any of Chimerix’s reasonable written requests or inquiries relating to the written progress reports provided hereunder.

3.5                               Compliance with Applicable Laws.  ContraVir shall conduct, and shall cause its Related Parties to conduct, all development, regulatory, manufacturing and commercialization activities with respect to Compounds and Products anywhere in the world in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP.

ARTICLE 4

PAYMENTS

4.1                               Upfront Equity Issuance.  In partial consideration for the rights and licenses granted to ContraVir hereunder, ContraVir shall issue to Chimerix, as soon as practicable following the Effective Date and in no event later than five (5) business days thereafter, 120,000 shares of ContraVir Series B Convertible Preferred Stock, $0.0001 par value (the “Preferred Stock”).  The Preferred Stock shall (i) have the rights, preferences and privileges set forth in a Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock to be filed with the Secretary of State of the State of Delaware, in the form attached hereto as Exhibit C, and (ii) be issued to Chimerix pursuant to the terms of a Subscription Agreement in the form attached hereto as Exhibit D.  ContraVir’s failure to issue the Preferred Stock to ContraVir within five (5) business days of the Effective Date shall render this Agreement null and void ab initio.

4.2                               Milestone Payments.  Within 30 days of the first achievement of each of the milestone events set forth in the table below by ContraVir or any Related Party, ContraVir shall provide Chimerix with written notice of such achievement and shall pay to Chimerix the corresponding one-time, non-refundable, non-creditable milestone payment set forth below:

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Milestone Event	Milestone Payment
Initiation of first Pivotal Trial of a Product	$	[*]
First FDA approval of an NDA for a Product in the U.S. for any Indication (“First US Indication”)	$	[*]
First EU MAA Approval for any Indication (“First EU Indication”)	$	[*]
First Commercial Sale of a Product in an EU Market	$	[*]
First FDA approval of an NDA for a Product in the U.S. for any Indication other than the First US Indication	$	[*]
First EU MAA Approval for a Product for any Indication other than the First EU Indication	$	[*]

Each of the above milestone payments shall only be paid once, for the first achievement of the corresponding milestone event by any Product (regardless of the number of times such milestone event is achieved by a Product, the number of Indications for which such milestone event is achieved by a Product, or the number of Products that achieve such milestone event, and regardless of whether any such milestone event is achieved by the same Product that achieved any other milestone event or by a different Product).

Commercial Milestone Event	Commercial Milestone Payment
First calendar year in which annual Net Sales of all Products in the Territory exceed $[*]	$	[*]

First calendar year in which annual Net Sales of all Products in the Territory exceed $[*]	$	[*]

Each of the foregoing commercial milestone payments will be paid only once, for the first calendar year in which the corresponding commercial milestone event is achieved and will be due within 30 days after the end of the calendar year in which such commercial milestone event is achieved.

4.3                               Royalties.  Subject to Sections 4.5(b), 4.6 and 4.7 below, ContraVir shall pay royalties to Chimerix on aggregate annual Net Sales of all Products in the Territory by ContraVir and Related Parties in each calendar year at the applicable rate(s) set forth below:

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

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Annual Net Sales Increments	Royalty Rate
That portion of annual Net Sales of Products by ContraVir and Related Parties that is less than or equal to US$[*]	[*]	%
That portion of annual Net Sales of Products by ContraVir and Related Parties that is greater than US$[*]and less than or equal to US$[*]	[*]	%
That portion of annual Net Sales of Products by ContraVir and Related Parties that is greater than US$[*]	[*]	%

4.4                               Royalty Term.  Royalties under Section 4.3 shall be payable on a Product-by-Product and country-by-country basis during the period of time commencing on the First Commercial Sale of a Product in a country and ending upon the latest of: (a) 10 years from the date of First Commercial Sale of such Product in such country; (b) expiration of Regulatory Exclusivity for such Product in such country; and (c) expiration of the last-to-expire Valid Patent Claim of the Chimerix Patent Rights Covering the manufacture, use or sale of such Product in such country (the “Royalty Term”).  On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, ContraVir’s license under Section 2.1 with respect to such Product in such country shall become fully-paid, irrevocable and perpetual.

4.5                               Third Party Licenses.

(a)                                 UC License.  Chimerix shall be solely responsible for making all payments that may become due and payable under the UC License as a result of the commercialization of Products in the Field by ContraVir and Related Parties.

Additional Third Party Licenses.  In the event that ContraVir determines that it is necessary to obtain one or more licenses under issued and unexpired Patent Rights of Third Parties (excluding Sublicensees) in order to make, have made, use, offer to sell, sell or import the Compound contained in a Product in a country (“Third Party Patent Licenses”), [*]% of the royalties actually paid to Third Parties under such Third Party Patent Licenses by ContraVir for the sale of such Product in such country for a calendar quarter shall be creditable against the royalty payments due Chimerix by ContraVir with respect to Net Sales of such Product in such country for such calendar quarter; provided, however, that in no event shall the royalties otherwise owed by ContraVir to Chimerix for such calendar quarter in such country be reduced by more than [*]% as a result of any and all such offsets in the aggregate.  Any portion of the royalties paid to Third Parties under such Third Party Patent Licenses with respect to such Product in such country that ContraVir would, but for the foregoing limitation on royalty reductions, be entitled to deduct under this Section 4.5(b) shall be carried over and applied against royalties payable to

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

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Chimerix in respect of such Product in such country in subsequent calendar quarters until the full deduction is taken; provided, however, that in no event shall the royalties otherwise owed by ContraVir to Chimerix for any calendar quarter in such country be reduced by more than [*]% as a result of any and all such offsets in the aggregate.  For clarity, in no event shall ContraVir be entitled to deduct from royalties payable to Chimerix hereunder any royalties or other amounts that may be paid or payable by ContraVir to any Third Party with respect to Patent Rights or other intellectual property rights covering any Other Active in a Combination Product.

4.6                               Compulsory Licenses.  If a compulsory license is granted to a Third Party with respect to Product in any country with a royalty rate lower than the royalty rate under Section 4.3, then the royalty rate applicable to Net Sales of such Product in that country under Section 4.3 shall be reduced to a rate which is [*] ([*]%) percentage points (i.e., [*] basis points) less than the rate paid by the compulsory licensee; provided, however, that if the royalty rate payable by the compulsory licensee with respect to Net Sales of such Product in such country is [*]% or less, then ContraVir shall pay to Chimerix 50% of the royalties received by ContraVir or its Affiliate with respect to Net Sales of such Product in such country by such compulsory licensee.

4.7                               Adjustment for Generic Competition.  On a Product-by-Product and country-by-country basis, during any portion of the Royalty Term for a Product in a country when no Valid Patent Claim of the Chimerix Patent Rights covers the manufacture, use or sale of such Product in such country and there is no Regulatory Exclusivity for such Product in such country, if one or more Generic Versions of such Product account for 20% or more of aggregate unit sales of such Product and such Generic Version(s) in such country in a calendar quarter, as determined by reference to applicable sales data obtained from IMS Health or from such other source for such sales data as may be agreed upon by the Parties (provided that such other source, if any, shall be generally recognized as a reliable source for pharmaceutical sales data among major pharmaceutical companies), then for the remainder of the Royalty Term for such Product in such country, the royalties payable by ContraVir under Section 4.3 with respect to Net Sales of such Product in such country shall be reduced by 50%.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

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4.8                               ContraVir Board of Directors Observer Rights.  Until the earlier of (i) the end of the Term of this Agreement or (ii) when Chimerix holds less than 50% of the Preferred Stock and/or the Common Stock issued upon conversion of the Preferred Stock, ContraVir shall invite a representative of Chimerix, reasonably acceptable to ContraVir (the “Representative”), to attend all meetings of the Board of Directors and committees thereof in a non-voting observer capacity and, in this respect, shall give such Representative copies of all notices, minutes, consents and other materials that it provides to its Board of Directors or committees thereof; provided, however, (i) that ContraVir reserves the right to withhold any information and to exclude such Representative from any meeting, or any portion thereof, as is reasonably determined by the Chairman of the Board or a majority of the members of the Board of Directors to be necessary to protect confidentiality of information, avoid a material conflict of interest, or preserve attorney-client privilege; and (ii) that in no event shall the failure to provide the notice described above invalidate in any way any action taken at a meeting of the Board of Directors or a committee thereof.  The initial Representative shall be Michael D. Rogers, Ph.D.

ARTICLE 5

PAYMENT; RECORDS; AUDITS

5.1                               Payment; Reports.  Royalties under Section 4.3 shall be calculated and reported for each calendar quarter during the Royalty Term and shall be paid within 60 days after the end of the calendar quarter.  Each payment of royalties shall be accompanied by a report of Net Sales of Products by ContraVir and Related Parties in sufficient detail to permit confirmation of the accuracy of the payment made, including gross sales and Net Sales of Products on a Product-by-Product and country-by-country basis (including calculation of Net Sales of Combination Products pursuant to Section 1.50 based on all of the active ingredients in such Combination Products), the deductions from gross sales (by major category as set forth in the definition of Net Sales), details of any royalty credits taken pursuant to Section 4.5(b) on a Third Party Patent License-by-Third Party Patent License basis, any applicable reductions or adjustments made pursuant to Section 4.6 and/or Section 4.7, the royalty payable, and the exchange rates used.

5.2                               Exchange Rate; Manner and Place of Payment.  All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars.  When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at OANDA.com during the calendar quarter for which payment is due.  All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by Chimerix.

5.3                               Income Tax Withholding.  Chimerix will pay any and all taxes levied on account of any payments made to it under this Agreement.  If any taxes are required to be withheld by ContraVir from any payment made to Chimerix under this Agreement, ContraVir shall (a) deduct such taxes from the payment made to Chimerix, (b) timely pay the taxes to the proper taxing authority, (c) send proof of payment to Chimerix and certify its receipt by the taxing authority within 30 days following such payment, and (d) cooperate with Chimerix in any way reasonably

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requested by Chimerix, to obtain available reductions, credits or refunds of such taxes.  Without limiting the generality of the foregoing, upon request by Chimerix, ContraVir shall provide Chimerix such information in ContraVir’s possession as may be reasonably necessary for Chimerix to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to Chimerix under this Agreement.

If ContraVir is required to make a payment to Chimerix subject to a deduction or withholding of taxes, and if such deduction or withholding of tax obligation arises solely as a result of the assignment of this Agreement by ContraVir or as a result of any failure on the part of ContraVir to comply with Applicable Laws relating to the withholding of taxes, in each case, after the Effective Date, that has the effect of increasing the deduction or withholding of taxes on such payment above the amounts of deduction or withholding of taxes that would otherwise be deducted or withheld prior to such assignment of this Agreement or prior to such failure by ContraVir to comply with such Applicable Laws, as applicable (a “ContraVir Withholding Tax Action”), then the payment by ContraVir (in respect of which such deduction or withholding of taxes is required to be made) shall be increased by the amount of such additional deduction or withholding taxes (the “Additional Tax”), but solely to the extent that (i) such Additional Tax arises solely as a direct result of such ContraVir Withholding Tax Action and (ii) such Additional Tax cannot be recovered by Chimerix.  The Additional Tax, along with any other taxes deducted and withheld from the payment made by ContraVir, shall be timely remitted to the proper governmental authority for the account of Chimerix in accordance with Applicable Laws.

5.4                               Audits.  ContraVir shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Chimerix to confirm the accuracy of all royalty payments due hereunder for at least five (5) full calendar years following the end of the calendar year to which they pertain.  Chimerix shall have the right, once annually, to cause an independent, certified public accountant reasonably acceptable to ContraVir to audit such records solely to confirm Net Sales and royalties for a period covering not more than the preceding five (5) full calendar years.  No calendar year shall be subject to audit under this section more than once. Such audits may be exercised during normal business hours upon reasonable prior written notice of not less than 30 days to ContraVir in the location where the records are maintained.  The auditor will execute a reasonable written confidentiality agreement with ContraVir and will disclose to Chimerix only such information as is reasonably necessary to provide Chimerix with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement.  The auditor will send a copy of the report to ContraVir at the same time it is sent to Chimerix.  The report sent to both Parties will include the methodology and calculations used to determine the results.  Prompt adjustments shall be made by the Parties to reflect the results of such audit.  Chimerix shall bear the full cost of such audit unless such audit discloses an underpayment by ContraVir of more than 5% of the amount due for any calendar year under this Agreement, in which case, ContraVir shall bear the full cost of such audit and shall promptly remit to Chimerix the amount of any underpayment.  If such audit discloses an overpayment by ContraVir, then ContraVir will deduct the amount of such overpayment from amounts otherwise owed to Chimerix under this Agreement.

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5.5                               Late Payments.  In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest at a rate per annum that is 400 basis points (i.e., four percentage points) above the then-current prime rate quoted by Citibank in New York City for the period from the due date for payment until the date of actual payment; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit Chimerix from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 6

CONFIDENTIALITY AND PUBLICATION

6.1                               Confidential Information.  Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for 7 years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”).  The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information.  The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

6.2                               Exceptions.  Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party.  Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in the preceding clauses (a) and (b) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

6.3                               Authorized Disclosure.  Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)                                 filing or prosecuting Patents as permitted by this Agreement;

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(b)                                 enforcing such Party’s rights under this Agreement and in performing its obligations under this Agreement.

(c)                                  prosecuting or defending litigation as permitted by this Agreement;

(d)                                 complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;

(e)                                  disclosure to Affiliates, actual and potential licensees and sublicensees, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 6;

(f)                                   in the case of Chimerix, disclosure to UC to the extent required to comply with the UC License; and

(g)                                 disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3(c) or 6.3(d), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6.4                               Publications.  ContraVir and its Affiliates shall have the right to publish the results of their development activities, including clinical trials, with respect to the Compounds and Products in the Field.  Chimerix shall have the right to review and comment on any material proposed for disclosure or publication by ContraVir or its Affiliate, such as by oral presentation, manuscript or abstract, that relates to the development, manufacture or commercialization Compounds or Products and/or that includes Confidential Information of Chimerix.  Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), ContraVir shall deliver a complete copy to Chimerix at least 30 days prior to submitting the material to a publisher or initiating such other disclosure, and Chimerix shall review any such material and give its comments to ContraVir within 15 days of the delivery of such material to Chimerix which comments shall be considered by ContraVir in good faith.  With respect to oral presentation materials and abstracts, ContraVir shall deliver a complete copy to Chimerix at least 10 days prior to the anticipated date of the presentation, and Chimerix shall make reasonable efforts to expedite review of such materials and abstracts, and

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shall return such items as soon as practicable to ContraVir with appropriate comments, if any, but in no event later than 5 days from the date of delivery to Chimerix which comments shall be considered by ContraVir in good faith.  ContraVir shall comply, or cause its Affiliate to comply (as applicable), with Chimerix’s requests to delete references to Chimerix’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications.  In addition, ContraVir shall comply with Chimerix’s request to delete from such materials any unpublished chemical structure of any Compound or any unpublished method of synthesis of any Compound.  Chimerix shall not publish any information relating to Compounds and/or Products in the Field without the prior written consent of ContraVir (such consent not to be unreasonably withheld or delayed); provided, however, that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, Chimerix and/or its academic collaborator(s) shall be free to publish the results of research and development activities with respect to Chimerix Products, whether conducted before or after the Effective Date provided that such publications do not refer to or disclose the Confidential Information of ContraVir.  To the extent practicable under the circumstances and to the extent Chimerix has the right and ability to do so, Chimerix shall use reasonable efforts to provide ContraVir with the opportunity to review and comment on any proposed publication of the results of research and development activities with respect to Chimerix Products and shall comply with ContraVir’s request to delete references to ContraVir’s Confidential Information; provided, however, that the failure to provide ContraVir with the opportunity to review and comment on any such proposed publication by an academic collaborator of Chimerix (even if one or more Chimerix employees is a named co-author of such publication or Chimerix’s contributions to such research and development are acknowledged in such publication) which does not contain or refer to the Confidential Information of ContraVir will not constitute a breach of Chimerix’s obligation under this sentence if such academic collaborator has the right, by contract, institutional policy or otherwise, to make such publication.

6.5                               Publicity.

(a)                                 Press Releases.  No later than one (1) business day following the Effective Date, the Parties shall issue joint press release announcing the execution of this Agreement in substantially the form attached hereto as Exhibit E.  Except as required by applicable securities laws or the listing rules of any stock exchange on which securities issued by a Party or its Affiliates are traded, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, respond to queries by any exchange on which such Party’s securities are traded, or issue press releases, so long as any such public statement, response, or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 6.5 and which do not reveal non-public information about the other Party.  In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance

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of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text, unless the proposed text is substantially the same as that used in any prior public disclosure, press release or public statement made in accordance with this Section 6.5.

(b)                                 Filing of this Agreement.  The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies.  Other than such obligation, neither Party (nor any of its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange.

6.6                               Prior Non-Disclosure Agreement.  As of the Effective Date, the terms of this Article 6 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement, including the Mutual Non-Disclosure Agreement between the Parties dated June 26, 2014.  Any information disclosed by a Party pursuant to any such prior agreement shall be deemed Confidential Information of such Party for purposes of this Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1                               Mutual Representations and Warranties.  Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound (including, with respect to Chimerix, the UC License), nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2                               Chimerix Representations and Warranties.  Chimerix represents and warrants to ContraVir that as of the Effective Date of this Agreement:

(a)                                 Exhibit A attached hereto contains a true and complete list of the Chimerix Patent Rights existing on the Effective Date.  The Chimerix Patent Rights listed in Exhibit A include all of the Patent Rights Controlled by Chimerix as of the Effective Date that

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cover the Compound or any compound Controlled by Chimerix as of the Effective Date that is known to be a Converting Compound, or the manufacture, use, sale, offer for sale or import of any of the foregoing;

(b)                                 Chimerix (i) has the right to grant the license that it purports to grant in Section 2.1; and (ii) has not granted to any Third Party any license or other right with respect to any Compound, Product or Chimerix Technology that conflicts with the license and rights granted to ContraVir herein, except that, under the terms of the Merck Agreement, the licenses granted to Merck thereunder survive on a non-exclusive basis until August 12, 2015, solely to permit Merck, its Affiliates, and their respective sublicensees and distributors to finish any Product-related manufacturing work-in-process and to sell such Products and any other Products or Compound remaining in inventory; Chimerix will not amend or extend the licenses under the Merck Agreement in any manner that would reasonably be expected to detrimentally affect ContraVir’s rights under this Agreement without the express written consent of ContraVir.

(c)                                  other than the UC License, there are no agreements in effect as of the Effective Date between Chimerix and a Third Party under which rights with respect to the Chimerix Technology are being licensed to Chimerix;

(d)                                 Chimerix is the sole and exclusive owner of all right, title and interest in and to the Chimerix Patent Rights in existence on the Effective Date, other than the Chimerix/UC Patent Rights, the owner(s) of which are identified in Exhibit A and which are subject to (i) the “VA/UC Agreement” and “Sponsor’s Rights” (as such terms are defined in the UC License), (ii) UC’s reserved rights under the UC License, and (iii) the Dana Farber Cancer Institute’s reserved rights under the UC License;

(e)                                  to the best of Chimerix’s knowledge, the issued and unexpired claims included in the Chimerix Patent Rights existing as of the Effective Date are valid and enforceable;

(f)                                   to the knowledge of Chimerix, no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any Chimerix Patent Right;

(g)                                 to the knowledge of Chimerix, the manufacture (using any manufacturing process used by or on behalf of Chimerix on or before the Effective Date), use, sale, offer for sale or import of CMX157 does not Infringe any issued patent.  Chimerix has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of any Compound or Product Infringes or would Infringe the patent or other intellectual property rights of any Third Party;

(h)                                 there are no claims, judgments or settlements against or owed by Chimerix (or any of its Affiliates) with respect to the Chimerix Technology, and Chimerix is not a party to any legal action, suit or proceeding relating to the Chimerix Technology or any Compound or Product, nor has Chimerix received any written communication from any Third

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Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

(i)                                    the UC License is legal, valid, enforceable and is in full force and effect, and Chimerix: (i) has provided ContraVir a true and complete copy of the UC License; and (ii) no party to the UC License to the best of Chimerix’s knowledge is in material violation of or material default under (nor does there exist any condition which upon the passage of time or the giving of notice or both, would reasonably be expected to cause such a material violation of or material default under or permit termination, modification or acceleration of the UC License.  No consent of UC that has not already been obtained by Chimerix is required in connection with the entry by Chimerix into this Agreement;

(j)                                    all tangible or recorded information and data provided by or on behalf of Chimerix to ContraVir related to Compound or Product on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Chimerix has not failed to disclose, or failed to cause to be disclosed, any such information or data related to Compound or Product in its possession and Control that would cause the information and data that has been disclosed to be misleading in any material respect; provided, however, that, with respect to any such information and data related to Compound or Product that was generated by or on behalf of Merck (“Merck Data”), Chimerix represents and warrants only that (i) Chimerix has made available true and complete copies of the tangible or recorded embodiments of such Merck Data that were provided to Chimerix by Merck, and (ii) Chimerix has no actual knowledge of any material Merck Data that Merck failed to disclose to Chimerix or that any of the Merck Data that was provided to Chimerix by Merck was materially false or inaccurate; and except as set forth in the preceding clauses (i) and (ii), all Merck Data are provided to ContraVir on an as-is basis; and

(k)                                 neither Chimerix nor any of its Affiliates has obtained, or filed for, any INDs (other than the Compound IND), NDAs or Marketing Approvals for any Compound or Product in the Field, and, to the best of Chimerix’s knowledge, no other Person has obtained, or filed for, any INDs, NDAs or Marketing Approvals for any Compound or Product in the Field in the Territory;

(l)                                    at the time of delivery to ContraVir, the Inventory will be free and clear of any liens or encumbrances.  Except for the preceding representation and warranty, the Inventory is provided on an as is/where is basis without any representation or warranty of any kind.  Without limiting the generality of the foregoing, Chimerix makes no representation or warranty that the Inventory (i) conforms to applicable specifications, (ii) was manufactured in compliance with GMP, or (iii) is not adulterated or misbranded within the meaning of the Act;

(m)                             there are no ongoing research or development activities (including any clinical trials) being conducted by or on behalf of Chimerix or any of its Affiliates with respect to the Compounds or Products in the Field in the Territory.  For the avoidance of doubt, however, ContraVir acknowledges that Chimerix and/or its academic collaborator(s) are conducting, or having conducted, research and development activities, including clinical trials, with respect to Chimerix Products;

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(n)                                 (i) all research and development (including non-clinical studies and clinical trials) conducted by or on behalf of Chimerix or any of its Affiliates related to the Compounds and/or Products prior to the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP; and (ii) to Chimerix’s knowledge, all research and development (including non-clinical studies and clinical trials) conducted by or on behalf of Merck or any of its Affiliates related to the Compounds and/or Products prior to the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP;

(o)                                 neither Chimerix nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States;

(p)                                 neither Chimerix nor any of its Affiliates has employed or otherwise used in any capacity, in connection with the development or manufacture of Compound or Product, the services of any Person debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof; provided, however, that Chimerix makes no such representation or warranty regarding any Person employed or used by Merck or any of its Affiliates in connection with the development or manufacture of Compound or Product;

(q)                                 Chimerix and, to the best of its knowledge, its directors, officers, employees, and any agent, representative, subcontractor or other third party acting for or on such its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the development, commercialization or exploitation of a Product, or that would otherwise violate any applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and Chimerix’s books, accounts, records and invoices related to the Product are complete and accurate; and

(r)                                  Chimerix to its knowledge has not violated the FCPA or Export Control Laws in connection with the development of the Compound prior to the Effective Date of this Agreement.

7.3                               Chimerix Covenants.  In addition to any covenants made by Chimerix elsewhere in this Agreement, Chimerix hereby covenants to ContraVir as follows:

(a)                                 during the Term, Chimerix will not grant any Third Party any license or other right with respect to any Compound, Product or Chimerix Technology in derogation of the license and rights granted to ContraVir hereunder;

(b)                                 Chimerix shall maintain the UC License in full force and effect and shall not terminate the UC License;

(c)                                  Chimerix shall not amend or waive, or take any action or omit to take any action that would alter, any of Chimerix’s rights under the UC License in any manner that

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adversely affects, or would reasonably be expected to adversely affect, ContraVir’s rights under this Agreement; and

(d)                                 Chimerix shall promptly notify ContraVir of the receipt or delivery of any notice of any default under, or any termination or amendment of, the UC agreement.

7.4                               ContraVir Representations and Warranties.  ContraVir represents and warrants to Chimerix that as of the Effective Date of this Agreement neither ContraVir nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside the United States.

7.5                               ContraVir Covenants.  In addition to any covenants made by ContraVir elsewhere in this Agreement, ContraVir hereby covenants to Chimerix as follows:

(a)                                 neither ContraVir nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Compound or Product; and in the event that ContraVir becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to ContraVir or any of its Affiliates with respect to any activities relating to any Compound or Product, ContraVir will immediately notify Chimerix in writing and ContraVir will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Compound or Product;

(b)                                 neither ContraVir nor any of its Affiliates will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including ContraVir and its Affiliates, nor will ContraVir or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of ContraVir’s rights or performance of ContraVir’s obligations under this Agreement;

(c)                                  neither ContraVir nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of ContraVir’s rights or performance of ContraVir’s obligations under this Agreement, shall cause Chimerix to be in violation of the FCPA or Export Control Laws; and

(d)                                 ContraVir shall immediately notify Chimerix if it has any information or suspicion that there may be a violation of the FCPA or Export Control Laws in connection with the exercise of ContraVir’s rights or performance of ContraVir’s obligations under this Agreement.

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7.6                               Performance by Affiliates, Sublicensees and Subcontractors.  The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, subcontractors, or, in the case of ContraVir and subject to Section 2.2, Sublicensees; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, subcontractor or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article 6 and Section 8.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor or Sublicensee.

7.7                               Disclaimer.  Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS.”  Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

7.8                               Limitation of Liability.  EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 6 OR IN THE CASE OF FRAUD OR INTENTIONAL MISCONDUCT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.8 shall not be construed to limit either Party’s indemnification obligations under Article 10.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1                               Ownership.  As between the Parties, Chimerix is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Chimerix Technology, other than Joint Inventions and Joint Patent Rights, and ContraVir is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the ContraVir Technology, other than Joint Inventions and Joint Patent Rights.  A Party shall have and retain all right, title and interest in any Invention made solely by one or more employees or agents of such Party and or its Affiliates or other persons acting under its authority.  The Parties shall jointly own rights in any Invention made jointly by one or more employees or agents of each Party and/or its Affiliates or other persons acting under its authority (“Joint Inventions”) and Patent Rights therein (“Joint Patent Rights”).  Subject to the rights and licenses granted under this Agreement, each Party shall have the right to practice and use, and grant licenses to practice and use, any Joint

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Inventions and Joint Patent Rights without the other Party’s consent and has no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting.

8.2                               Patent Prosecution and Maintenance.

(a)                                  Chimerix Patent Rights.  The rights and obligations of the Parties set forth in this Section 8.2(a) shall be subject to the rights of UC under the UC License with respect to Chimerix Patent Rights Controlled by Chimerix through the UC License (the “Chimerix/UC Patent Rights”).

(i)                                    Chimerix-Only Patent Rights.  Chimerix shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Chimerix Patent Rights that do not claim or cover any Compound or Product then being developed or commercialized by or on behalf of ContraVir or a Related Party in the Field (such Chimerix Patent Rights, “Chimerix-Only Patent Rights”), at Chimerix’s sole expense and by counsel of its choice; provided, however, that: (A) a Chimerix Patent Right shall be considered a “Chimerix-Only Patent Right” only during any period when no Compound or Product being developed or commercialized by or on behalf of ContraVir or any of its Related Parties in the Field is claimed or covered by such Chimerix Patent Right; and (B) upon ContraVir or a Related Party commencing development or commercialization of a Compound or Product claimed or covered by such Chimerix Patent Right in the Field, and for so long thereafter as ContraVir or a Related Party continues developing or commercializing any such Compound or Product in the Field, such Chimerix Patent Right shall be deemed a “Chimerix Overlapping Patent Right” and shall be subject to Section 8.2(a)(ii) instead of this Section 8.2(a)(i).  For the avoidance of doubt, Chimerix Patents that Cover CMX157 shall not be considered Chimerix-Only Patent Rights.

(ii)                                Chimerix Overlapping Patent Rights.  Chimerix shall have the sole (except as expressly set forth below) right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Chimerix Patent Rights that claim or cover both (I) a Chimerix Product, any compound that is not a Compound, or any product that is not a Product, that, in each case, is being developed or commercialized by or on behalf of Chimerix or any of its Affiliates, licensees or academic collaborators, and (II) a Compound or Product then being developed or commercialized by or on behalf of ContraVir or a Related Party in the Field (such Chimerix Patent Rights, “Chimerix Overlapping Patent Rights” and, collectively with Chimerix-Only Patent Rights, “Chimerix Restricted Patent Rights”), at Chimerix’s sole expense and by counsel of its choice; provided, however, that:

(1)                                 a Chimerix Patent Right shall be considered a “Chimerix Overlapping Patent Right” only during any period when it claims or covers both a compound or product described in clause (I) of the initial paragraph of this Section 8.2(a)(ii) and a Compound or Product being developed or commercialized by or on behalf of ContraVir or a Related Party in the Field;

(2)                                 upon Chimerix (including, for the purpose of this clause 8.2(a)(ii)(2) only, its Affiliates, licensees and academic collaborators) ceasing

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development or commercialization of any and all compounds and products described in clause (I) of the initial paragraph of this Section 8.2(a)(ii) that are claimed or covered by such Chimerix Patent Right, and for so long thereafter as both (A) Chimerix is not developing or commercializing any such compound or product and (B) ContraVir or a Related Party is developing or commercializing in the Field a Compound or Product claimed or covered by such Chimerix Patent Right, such Chimerix Patent Right shall be deemed a “Chimerix Other Patent Right” and shall be subject to Section 8.2(a)(iii) instead of this Section 8.2(a)(ii); and

(3)                                 upon ContraVir (including its Related Parties) ceasing development or commercialization in the Field of any and all Compounds and Products claimed or covered by such Chimerix Patent Right, and for so long thereafter as ContraVir (including its Related Parties) is not developing or commercializing any such Compound or Product in the Field, such Chimerix Patent Right shall be deemed a “Chimerix-Only Patent Right” and shall be subject to Section 8.2(a)(i) instead of this Section 8.2(a)(ii).

Chimerix shall consult with ContraVir as to the preparation, filing, prosecution and maintenance of Chimerix Overlapping Patent Rights reasonably prior to any deadline or action with any patent office, and shall furnish to ContraVir copies of all relevant drafts and documents reasonably in advance of such consultation.  Chimerix shall keep ContraVir reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Chimerix Overlapping Patent Rights and shall provide to ContraVir copies of all material patent office submissions within a reasonable amount of time following submission thereof by Chimerix. Chimerix shall consider the comments of ContraVir in good faith.  In the event that Chimerix desires to abandon or cease prosecution or maintenance of any Chimerix Overlapping Patent Right, Chimerix shall provide written notice to ContraVir of such intention to abandon promptly after Chimerix makes such determination (which notice shall be given no later than 90 days prior to the next deadline for any action that must be taken with respect to such Chimerix Overlapping Patent Right in the relevant patent office).  In such case, upon receipt of a written request by ContraVir to assume responsibility for prosecution and maintenance of such, Chimerix Overlapping Patent Right, Chimerix shall allow ContraVir at its sole cost and expense and by counsel of its own choice, delivered no later than 30 days after receipt of notice from Chimerix to assume such responsibility.

(iii)                            Chimerix Other Patent Rights.  Chimerix shall have the first right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Chimerix Patent Rights that are not Chimerix Restricted Patent Rights (“Chimerix Other Patent Rights”), at Chimerix’s sole expense and by counsel of its choice.  Chimerix shall consult with ContraVir as to the preparation, filing, prosecution and maintenance of Chimerix Other Patent Rights reasonably prior to any deadline or action with any patent office, and shall furnish to ContraVir copies of all relevant drafts and documents reasonably in advance of such consultation.  Chimerix shall keep ContraVir reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Chimerix Other Patent Rights and shall provide to ContraVir copies of all material patent office submissions within a reasonable amount of time following submission thereof by Chimerix.  In the event that Chimerix desires to abandon or cease prosecution or maintenance of any Chimerix Other Patent Right, Chimerix

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shall provide written notice to ContraVir of such intention to abandon promptly after Chimerix makes such determination (which notice shall be given no later than 90 days prior to the next deadline for any action that must be taken with respect to such Chimerix Other Patent Right in the relevant patent office).  In such case, ContraVir shall have the right, in its discretion, exercisable upon written notice to Chimerix delivered no later than 30 days after receipt of notice from Chimerix, to assume responsibility for prosecution and maintenance of such Chimerix Other Patent Right, at its sole cost and expense and by counsel of its own choice.  If ContraVir exercises such right, then Chimerix shall assign to ContraVir all of Chimerix’s right, title and interest in and to such Chimerix Other Patent Right, provided that ContraVir shall, and it hereby does, grant to Chimerix a non-exclusive, worldwide, royalty-free, fully-paid, irrevocable, perpetual license, including the right to sublicense through multiple tiers of sublicense, under such Chimerix Other Patent Right, solely to discover, develop, make, have made, use, sell, have sold, offer for sale, market, import, export and otherwise commercialize (A) Chimerix Products, and (B) any compound that is not a Compound and any product containing any compound that is not a Compound (and not containing a Compound), including, without limitation, brincidofovir (CMX001) for any and all uses.

(b)                                 Joint Patent Rights.  ContraVir shall have the first right, but not the obligation, to prepare, file, prosecute and maintain all Joint Patent Rights, at ContraVir’s sole expense and by counsel selected by ContraVir and reasonably acceptable to Chimerix.  ContraVir shall consult with Chimerix as to the preparation, filing, prosecution and maintenance of the Joint Patent Rights reasonably prior to any deadline or action with any patent office, and shall furnish to Chimerix copies of all relevant drafts and documents reasonably in advance of such consultation.  ContraVir shall keep Chimerix reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patent Rights, and shall provide to Chimerix copies of all material patent office submissions within a reasonable amount of time following submission thereof by ContraVir.  In the event that ContraVir desires to abandon or cease prosecution or maintenance of any Joint Patent Right, ContraVir shall provide written notice to Chimerix of such intention to abandon promptly after ContraVir makes such determination (which notice shall be given no later than 90 days prior to the next deadline for any action that must be taken with respect to such Joint Patent Right in the relevant patent office).  In such case, Chimerix shall have the right, in its discretion, exercisable upon written notice to ContraVir delivered no later than 30 days after receipt of notice from ContraVir, to assume responsibility for prosecution and maintenance of such Joint Patent Right, at its sole cost and expense and by counsel of its own choice, and if Chimerix exercises such right, then ContraVir shall cease to have any license under Chimerix’s joint ownership interest in such Joint Patent Right but shall retain ContraVir’s own joint ownership interest in such Joint Patent Right.

(c)                                  ContraVir Patent Rights.  ContraVir shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of ContraVir Patent Rights, at ContraVir’s sole expense and by counsel of its choice.

(d)                                 Cooperation of the Parties.  Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights under this Agreement and in

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the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent Right.  Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the joint ownership of Joint Inventions and Joint Patent Rights set forth in Section 8.1, and to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Section 8.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

8.3                               Interference, Opposition, Invalidation, Reexamination and Reissue.

(a)                                 Chimerix Patent Rights.  The rights and obligations of the Parties set forth in this Section 8.3(a) shall be subject the rights of UC under the UC License with respect to Chimerix/UC Patent Rights.

(i)                                    Relevant Chimerix Patent Claims.

(1)                                 Chimerix First Right.  Chimerix shall, within 10 days of learning of such event, inform ContraVir of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to claims of the Chimerix Overlapping Patent Rights or Chimerix Other Patent Rights that cover a Compound or its use or manufacture (the “Relevant Chimerix Patent Claims”).  With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to Relevant Chimerix Patent Claims, Chimerix shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that Chimerix shall consult with ContraVir with respect to any such action or proceeding and shall consider ContraVir’s position in good faith.  In the event that Chimerix elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, or reissue proceeding relating to any Relevant Chimerix Patent Claim, the expenses thereof shall be borne solely by Chimerix.  Chimerix shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Relevant Chimerix Patent Claim without the prior written consent of ContraVir, which consent shall not be unreasonably withheld.  Chimerix shall keep ContraVir informed of developments in any such action or proceeding involving any Relevant Chimerix Patent Claim.

(2)                                 ContraVir Back-Up Right.  Chimerix shall promptly inform ContraVir in the event that Chimerix elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue or reexamination relating to any Relevant Chimerix Patent Claim, and in such case, ContraVir shall have the right to do so (in ContraVir’s discretion), at its cost and expense.  ContraVir shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Relevant Chimerix Patent Claim without the prior written consent of Chimerix, which consent shall not be unreasonably withheld.  ContraVir shall keep Chimerix informed of developments in any such action or proceeding involving any Relevant Chimerix Patent Claim.

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(ii)                                Other Chimerix Patent Claims.  Chimerix shall have the sole right, in its discretion, to handle any interference, opposition, invalidation, reissue, or reexamination proceeding relating to (1) claims of the Chimerix Overlapping Patent Rights or Chimerix Other Patent Rights that are not Relevant Chimerix Patent Claims or (2) claims of the Chimerix-Only Patent Rights (collectively, “Other Chimerix Patent Claims”), and, in each case, ContraVir shall have no rights in connection therewith; provided, however, that in the event at the time of such interference, opposition, invalidation, reissue or reexamination proceeding, the applicable Other Chimerix Patent Claims are contained in a Chimerix Other Patent Right that has been assigned to, and is being prosecuted or maintained by, ContraVir pursuant to Section 8.2(a)(iii), then in such instance ContraVir shall have the sole right to continue to handle such matter.

(b)                                 Joint Patent Rights.  Each Party shall, within 10 days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to Joint Patent Rights.

(i)                                    Relevant Joint Patent Claims.

(1)                                 ContraVir First Right.  With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue or reexamination relating to claims of the Joint Patent Rights that cover a Compound or its use or manufacture (the “Relevant Joint Patent Claims”), ContraVir shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that ContraVir shall consult with Chimerix with respect to any such action or proceeding, shall take into consideration whether or not such Relevant Joint Patent Claims also cover a Chimerix Product, and shall consider Chimerix’s position in good faith.  In the event that ContraVir elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, or reissue proceeding relating to any Relevant Joint Patent Claim, the expenses thereof shall be borne solely by ContraVir.  ContraVir shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Relevant Joint Patent Claim without the prior written consent of Chimerix, which consent shall not be unreasonably withheld.  ContraVir shall keep Chimerix informed of developments in any such action or proceeding involving any Relevant Joint Patent Claim.

(2)                                 Chimerix Back-Up Right.  ContraVir shall promptly inform Chimerix in the event that ContraVir elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue or reexamination relating to any Relevant Joint Patent Claim, and in such case, Chimerix shall have the right to do so (in Chimerix’s discretion), at its cost and expense.  Chimerix shall not settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Relevant Joint Patent Claim without the prior written consent of ContraVir, which consent shall not be unreasonably withheld.  Chimerix shall keep ContraVir informed of developments in any such action or proceeding involving any Relevant Joint Patent Claim.

(ii)                                Other Joint Patent Claims.  The Parties shall mutually agree on a case-by-case basis which Party will have the right to handle any interference, opposition,

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invalidation, reissue, or reexamination proceeding relating to claims of the Joint Patent Rights that are not Relevant Joint Patent Claims (“Other Joint Patent Claims”) and how the expenses of such action or proceeding will be allocated.  Neither Party shall settle any interference, opposition, invalidation, reissue or reexamination action or proceeding relating to any Other Joint Patent Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  The Party handling such action or proceeding shall keep the other Party informed of developments in any such action or proceeding involving any Other Joint Patent Claim.

(c)                                  ContraVir Patent Rights.  ContraVir shall have the sole right, in its discretion, to handle any interference, opposition, invalidation, reissue, or reexamination proceeding relating to ContraVir Patent Rights, and Chimerix shall have no rights in connection therewith.

8.4                               Enforcement and Defense of Patent Rights.  Each Party shall notify the other Party in writing within 10 Business Days (except as expressly set forth below) of becoming aware of any alleged or threatened infringement by a Third Party of any of the Chimerix Patent Rights, Joint Patent Rights or ContraVir Patent Rights (“Infringement”), including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Compound or Product in the Field, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other NDA for a Product in the Field (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing a Compound or Product in the Field alleging the invalidity, unenforceability or non-infringement of any of the Chimerix Patent Rights, Joint Patent Rights or ContraVir Patent Rights ((x)-(z), collectively, “ContraVir Competitive Infringement”); provided, however, that each Party shall notify the other Party of any Patent Certification regarding any Chimerix Patent Right or Joint Patent Right that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) days of receipt (except that if ContraVir receives any Patent Certification with respect to a Chimerix/UC Patent Right, ContraVir shall provide such notice and copy to Chimerix within two (2) days of receipt, in order to permit Chimerix to comply with its notification obligations under the UC License).

(a)                                  Chimerix Patent Rights.  The rights and obligations of the Parties set forth in this Section 8.4(a) shall be subject the rights of UC under the UC License with respect to Chimerix/UC Patent Rights.

(i)                                    ContraVir Competitive Infringement.  ContraVir shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to ContraVir Competitive Infringement of a Chimerix Patent Right, at ContraVir’s own expense and by counsel of its own choice, and Chimerix shall have the right to be represented in any such action or proceeding, at Chimerix’s own expense and by counsel of its own choice.  If ContraVir fails to bring any such action or proceeding with respect to ContraVir Competitive

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Infringement of any Chimerix Patent Right within 90 days following the notice of alleged ContraVir Competitive Infringement, Chimerix shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and ContraVir shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable ContraVir Competitive Infringement is the result of ContraVir’s receipt of a Patent Certification with respect to a Chimerix Patent Right, ContraVir shall notify Chimerix of ContraVir’s decision to bring (or defend) and control any action or proceeding within (A) 10 days of ContraVir’s receipt of such Patent Certification with respect to a Chimerix Patent Right other than a Chimerix/UC Patent Right, or (B) five (5) days of ContraVir’s receipt of such Patent Certification with respect to a Chimerix/UC Patent Right, after which time, in each case, Chimerix shall have the right to bring (or defend) and prosecute such action, and ContraVir shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii)                                Other Infringement.  Chimerix shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to any Infringement of any Chimerix Patent Right that is not ContraVir Competitive Infringement, at its own expense and by counsel of its own choice.

(b)                                 Joint Patent Rights.

(i)                                    ContraVir Competitive Infringement.  ContraVir shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to ContraVir Competitive Infringement of any Joint Patent Right, at its own expense and by counsel of its own choice, and Chimerix shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If ContraVir fails to bring any such action or proceeding with respect to ContraVir Competitive Infringement of any Joint Patent Right within 90 days following the notice of alleged infringement, Chimerix shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and ContraVir shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable ContraVir Competitive Infringement is the result of ContraVir’s receipt of a Patent Certification with respect to a Joint Patent Right, ContraVir shall notify Chimerix of ContraVir’s decision to bring (or defend) and control any action or proceeding within 10 days of ContraVir’s receipt of such Patent Certification with respect to a Joint Patent Right, after which time Chimerix shall have the right to bring (or defend) and prosecute such action, and ContraVir shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii)                                Chimerix Competitive Infringement.  Chimerix shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Infringement of any Joint Patent Right to the extent the Infringement is competitive with a Chimerix Product being developed or commercialized by Chimerix or any of its Affiliates, licensees or sublicensees (“Chimerix Competitive Infringement”), at its own expense and by counsel of its own choice, and ContraVir shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If Chimerix fails to bring any such

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action or proceeding with respect to Chimerix Competitive Infringement of any Joint Patent Right within 90 days following the notice of alleged infringement, ContraVir shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Chimerix shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that if the applicable Chimerix Competitive Infringement is the result of Chimerix’s receipt of a Patent Certification with respect to a Joint Patent Right, Chimerix shall notify ContraVir of Chimerix’s decision to bring (or defend) and control any action or proceeding within 10 days of Chimerix’s receipt of such Patent Certification with respect to a Chimerix Patent Right, after which time Chimerix shall have the right to bring (or defend) and prosecute such action, and ContraVir shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(iii)                            Other Infringement.  The Parties shall mutually agree on a case-by-case basis (A) whether to bring (or defend) and control any action or proceeding with respect to Infringement of any Joint Patent Right to the extent the Infringement is neither ContraVir Competitive Infringement nor Chimerix Competitive Infringement, (B) which Party would bring (or defend) and control such action, and (C) how the expenses of, and any recovery from, any such action would be allocated.

(c)                                  ContraVir Patent Rights.  ContraVir shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to infringement of any ContraVir Patent Right at its own expense and by counsel of its own choice.

(d)                                 Cooperation.  In the event a Party brings (or defends) an infringement action in accordance with this Section 8.4, or in the event a Party is entitled to bring (or defend) an infringement action in accordance with this Section 8.4 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party.  Neither Party shall enter into any settlement or compromise of any action under this Section 8.4 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.

(e)                                  Recovery.  Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 8.4, whether by way of settlement or otherwise, shall be applied first to reimburse the documented out-of-pocket legal expenses of the Party that brought (or defended) and controlled such action or proceeding incurred in connection with such action or proceeding, and second to reimburse the documented out-of-pocket legal expenses of the other Party incurred in connection with such action or proceeding, and any remaining amounts shall be retained by the Party that brought (or defended) and controlled such action; provided, however, that:

(i)                                    any recovery realized by ContraVir as a result of any action brought (or defended) and controlled by ContraVir pursuant to Section 8.4(a)(1) or Section 8.4(b)(1) (after reimbursement of the Parties’ documented out-of-pocket legal expenses

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relating to the action or proceeding) shall be allocated as follows, subject to any payments to UC required by the UC License:

(1)                                 compensatory damages shall: if awarded be treated as Net Sales of Products in the quarter in which such damages are received for purposes of Section 4.3; and

(2)                                 non-compensatory damages shall be divided 80% to ContraVir and 20% to Chimerix; and

(ii)                                any recovery realized by Chimerix as a result of any action brought and controlled by Chimerix pursuant to Section 8.4(b)(ii) (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be allocated as follows, subject to any payments to UC required by the UC License:

(1)                                 compensatory damages shall belong solely to Chimerix; and

(2)                                 non-compensatory damages shall be shared equally by the Parties.

8.5                               Patent Term Extensions.

(a)                                 Chimerix Patent Rights.  The rights and obligations of the Parties set forth in this Section 8.5(a) shall be subject the rights of UC under the UC License with respect to Chimerix/UC Patent Rights.  ContraVir shall have the right to determine the Chimerix Patent Rights for which it will apply for patent extension in any country and/or region for any Product in the Field, other than any Chimerix Patent Right in any country and/or region for which Chimerix (or its Affiliate, licensee or sublicensee) has already applied for or received patent extension for (i) Chimerix Product, or (ii) any compound that is not a Compound or product that is not a Product, including, without limitation, brincidofovir (CMX001).  ContraVir shall file for any such extension at ContraVir’s cost and expense.  Chimerix shall provide all reasonable assistance to ContraVir in connection with such filings, provided that ContraVir shall pay or reimburse any out-of-pocket costs incurred by Chimerix in providing such assistance.

(b)                                 Joint Patent Rights.  ContraVir shall have the right to determine the Joint Patent Rights for which it will apply for patent extension in any country and/or region for any Product in the Field, and ContraVir shall file for any such extension at ContraVir’s cost and expense; provided, however, that, solely in the case of Joint Patent Rights that do not claim or cover any Product in the Field, Chimerix shall have the right to determine those of such Joint Patent Rights for which it will apply for patent extension in any country and/or region for a Chimerix Product, and Chimerix shall file for any such extension at Chimerix’s cost and expense.  Each Party shall provide all reasonable assistance to the other Party in connection with such filings, provided that the Party filing for any such extension shall pay or reimburse any out-of-pocket costs incurred by the other Party in providing such assistance.

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(c)                                  ContraVir Patent Rights.  ContraVir shall have the sole right to apply for extension of any ContraVir Patent Right in any country and/or region for any product, including, without limitation, any Product in the Field, at ContraVir’s sole cost and expense.

8.6                               Infringement of Third Party Rights.  Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party.  Neither Party shall have the right to settle any patent infringement litigation under this Section 8.6 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

8.7                               UC License.  To the extent the rights of ContraVir under this Article 8 are subject to the terms of the UC License with respect to the Chimerix/UC Patent Rights, Chimerix agrees to use its reasonable efforts to facilitate interactions between UC and ContraVir so as to allow for ContraVir to exercise its rights as set forth in this Article 8, and Chimerix agrees to reasonably consult and cooperate with ContraVir and UC in connection therewith.

8.8                               Marking.  To the extent required by applicable law, ContraVir shall, and shall cause its Related Parties to, mark all Products made, used or sold in the Field, or their containers, with the number of each issued Chimerix Patent Right that applies to such Product; provided, however, that in any event ContraVir shall, and shall cause its Related Parties to, mark all Products made, used or sold in the Field, or their containers, with the number of each issued Chimerix/UC Patent Right that applies to such Product.

ARTICLE 9

TERM AND TERMINATION

9.1                               Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, continue until the expiration of the last-to-expire of all royalty payment obligations of ContraVir hereunder (the “Term”).

9.2                               Termination for Material Breach.

(a)                                 Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within 60 days (or 10 days with respect to any payment breach) after notice from the terminating Party requesting cure of the breach.  Any such termination shall become effective at the end of such 60-day (or 10-day with respect to any payment breach) period unless the breaching Party has cured such breach prior to the end of such period.  Any right to terminate under this Section 9.2(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 11 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 11.

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(b)                                 For clarity, in the event of material breach of this Agreement by Chimerix that is not cured within the applicable notice period set forth in Section 9.2(a), ContraVir, at its sole discretion, may either:

(i)                                    terminate this Agreement in accordance with Section 9.2(a) (in addition to pursuing any remedy that may be available to ContraVir at law or in equity as a result of Chimerix’s breach of this Agreement); or

(ii)                                elect (A) not to terminate this Agreement, (B) to retain the license granted under Section 2.1, subject to all terms and conditions hereof, and (C) pursue any remedy that may be available to ContraVir at law or in equity as a result of Chimerix’s breach of this Agreement, without prejudice to ContraVir’s right to terminate this Agreement at a later date pursuant to Section 9.2 (for that uncured material breach or any other uncured material breach of this Agreement by Chimerix) or pursuant to Section 9.4.

9.3                               Termination for Patent Challenge.  Chimerix shall have the right to terminate this Agreement immediately upon written notice to ContraVir if ContraVir or its Affiliate directly, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Chimerix Patent Right.

9.4                               At-Will Termination by ContraVir.  ContraVir shall have the right to terminate this Agreement on a country by country basis for any reason or for no reason at any time upon 60 days’ prior written notice to Chimerix.

9.5                               Effect of Expiration or Termination.

(a)                                 Expiration.  Upon expiration (but not on earlier termination) of this Agreement, all licenses granted by Chimerix to ContraVir that were in effect immediately prior to such expiration shall survive on a non-exclusive, fully-paid, royalty-free basis.

(b)                                 Any Termination.  Upon any termination of this Agreement prior to its expiration, the license (on a country by country basis in the event of partial termination by ContraVir under Section 9.4) granted to ContraVir pursuant to Section 2.1 shall automatically terminate and revert to Chimerix, and all other rights and obligations of the Parties under this Agreement shall terminate, except as expressly provided below in this Section 9.5 or elsewhere in this Article 9.

(c)                                  Termination by Chimerix Pursuant to Section 9.2 or 9.3 or by ContraVir Pursuant to Section 9.4.  Solely in the event of termination of this Agreement by Chimerix pursuant to Section 9.2 or Section 9.3, or by ContraVir pursuant to Section 9.4, the following provisions shall apply:

(i)                                    Effective as of such termination, ContraVir shall, and it hereby does, grant to Chimerix: (A) an exclusive, worldwide, royalty-free, fully-paid, perpetual,

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irrevocable license, with the right to sublicense through multiple tiers of sublicense, under those ContraVir Patent Rights that claim any Invention made solely by one or more employees or agents of ContraVir or its Affiliates in the course of conducting research, development, manufacturing, regulatory or commercialization activities contemplated by this Agreement, the ContraVir Know-How, and ContraVir’s interest in the Joint Patent Rights; and (B) a non-exclusive, worldwide, royalty-free, fully-paid, perpetual, irrevocable license, with the right to sublicense through multiple tiers of sublicense, under Blocking Patents (defined below); in each case, solely to develop, make, have made, use, sell, offer for sale, and import Compounds and Products in the Field.  For purposes of this Section 9.5(c)(1), “Blocking Patents” shall mean ContraVir Patent Rights other than those described in clause (A) of this Section 9.5(c)(i), but excluding any such ContraVir Patent Right claiming any manufacturing or formulation technology that was not actually used by ContraVir (or any of its Related Parties) prior to termination in the development, manufacture or commercialization of Compounds or Products in the Field.  Notwithstanding the foregoing, to the extent the Blocking Patents include Patent Rights licensed to ContraVir by a Third Party (other than a Sublicensee) that are subject to royalty or milestone payment obligations to such Third Party with respect to Compounds or Products, then ContraVir shall so notify Chimerix, together with a true, complete and correct description of such royalty and milestone payment obligations, and the inclusion of such Blocking Patents in the license granted to Chimerix under clause (B) of this Section 9.5(c)(i) shall be subject to Chimerix’s agreeing in writing to reimburse, and promptly reimbursing, ContraVir for all royalty and milestone payments that become due to such Third Party by reason of Chimerix’s exercise of Blocking Patents in the development, manufacture or commercialization of Compounds or Products in the Field.

(ii)                                As promptly as practicable (and in any event within 90 days) after such termination, ContraVir shall: (A) to the extent not previously provided to Chimerix, deliver to Chimerix true, correct and complete copies of all Regulatory Documents, and disclose to Chimerix all previously-undisclosed ContraVir Know-How; (B) transfer or assign, or cause to be transferred or assigned, to Chimerix or its designee (or to the extent not so assignable, take all reasonable actions to make available to Chimerix or its designee the benefits of) all INDs, NDAs and Marketing Approvals for Products, whether held in the name of ContraVir or any of its Related Parties; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this this Section 9.5(c)(ii) to Chimerix.

(iii)                            ContraVir shall, as directed by Chimerix, either promptly wind-down any ongoing development activities with respect to Products in an orderly fashion or promptly transition such development activities to Chimerix or its designee, with due regard for patient safety and in compliance with all Applicable Laws and GCP.

(iv)                             Chimerix shall have the right, but not the obligation, to purchase from ContraVir any or all usable inventory of Compounds and Products in ContraVir’s or its Affiliates’ possession as of the date of termination.  Such inventory shall be provided at a transfer price equal to ContraVir’s cost of such inventory.

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(v)                                 If ContraVir was, prior to termination, manufacturing, or having manufactured on its behalf, any quantities of Compounds or Products, then at Chimerix’s request, until the earlier of (A) such time as Chimerix has secured another source thereof that is able to meet Chimerix’s quality and quantity requirements, and (B) 18 months after such termination, ContraVir shall use commercially reasonable efforts to supply, or cause to be supplied, to Chimerix such quantities thereof as Chimerix may reasonably require for the development and commercialization of Products in the Field; provided that Chimerix shall use commercially reasonable efforts to secure another source of supply as soon as reasonably practicable.  Such material shall be provided at a transfer price equal to ContraVir’s cost of such materials.

9.6                               Accrued Obligations; Survival.  Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.  In addition, the Parties’ rights and obligations under Sections 2.6, 6.1, 6.2, 6.3, 6.6, 7.7, 7.8, 8.1, 9.5, 9.6, 9.7 and 9.8 and Articles 5, 10, 11 and 12 of this Agreement shall survive expiration or any termination of this Agreement.

9.7                               Return of Confidential Information.  Within 30 days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

9.8                               Damages; Relief.  Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

ARTICLE 10

INDEMNIFICATION

10.1                        Indemnification by ContraVir.  ContraVir hereby agrees to save, defend, indemnify and hold harmless Chimerix, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “Chimerix Indemnitees”) and the Persons specifically identified in Section 8.2(a) of the UC License, and, if applicable, the “Indemnitees” as such term is defined in Section 8.2(e)(1)(i) of the UC License (collectively, the “UC License Indemnitees”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Chimerix Indemnitee or UC License Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any ContraVir Indemnitee (defined below), (b) the breach by ContraVir of any warranty, representation, covenant or agreement made by ContraVir in this Agreement, or (c) the development, manufacture, use, handling, storage, sale, offer for sale, import or other disposition by or on behalf of ContraVir or

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any of its Related Parties of any Compound or Product, or any other exercise of the license granted to ContraVir pursuant to Section 2.1 by or on behalf of ContraVir or any of its Related Parties; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Chimerix Indemnitee or the breach by Chimerix of any warranty, representation, covenant or agreement made by Chimerix in this Agreement.  With respect to any Losses to which any UC License Indemnitee may become subject as a result of any Claim, ContraVir shall comply with all applicable requirements of Section 8.2 of the UC License.

10.2                        Indemnification by Chimerix.  Chimerix hereby agrees to save, defend, indemnify and hold harmless ContraVir, its Affiliates and their respective officers, directors, employees, consultants and agents (the “ContraVir Indemnitees”) from and against any and all Losses to which any ContraVir Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any Chimerix Indemnitee, (b) the breach by Chimerix of any warranty, representation, covenant or agreement made by Chimerix in this Agreement, (c) the exercise by or on behalf of Chimerix or any of its Affiliates, licensees or sublicensees of the license granted to Chimerix pursuant to Section 2.6 or, if applicable, any license granted to Chimerix pursuant to Section 9.5(c)(i); in each case except to the extent such Losses result from the gross negligence or willful misconduct of any ContraVir Indemnitee or the breach by ContraVir of any warranty, representation, covenant or agreement made by ContraVir in this Agreement.

10.3                        Control of Defense.  In the event a Party (the “Indemnified Party”) seeks indemnification under Section 10.1 or 10.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.  If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within 30 days after receipt of any invoice therefor from the Indemnified Party.  The Party not controlling such defense may participate therein at its own expense.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect

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thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.  If the Parties cannot agree as to the application of Section 10.1 or 10.2 to any claim, pending resolution of the dispute pursuant to Article 11, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or 10.2, as applicable, upon resolution of the underlying claim.  The foregoing provisions of this Section 10.4, as applicable to any Claim for which any UC License Indemnitee may be entitled to indemnification under Section 10.1, shall be subject to Section 8.2 of the UC License, and ContraVir agrees to comply with Section 8.2 of the UC License with respect to any Claim for which any UC License Indemnitee may be entitled to indemnification under Section 10.1.

10.4                        Insurance.  Each Party shall procure and maintain insurance, including comprehensive or commercial general liability insurance (including contractual liability and product liability), adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated; provided, however, that ContraVir shall, at a minimum, obtain and maintain insurance of such types and in such amounts as are required by Section 8.2(b) of the UC License and, if applicable, Section 8.2(e)(2)(i) of the UC License, and shall comply with the requirements of Section 8.2(c) of the UC License and, if applicable, Sections 8.2(e)(2)(ii) through 8.2(e)(2)(iv) of the UC License.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10 or otherwise.  Each Party shall provide the other Party with written evidence of such insurance upon request.  Each Party shall provide the other Party with written notice at least 30 days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 11

DISPUTE RESOLUTION

11.1                        Disputes.  Subject to Section 11.3, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) will be referred to the Chief Executive Officer of Chimerix and the Chief Executive Officer of ContraVir for attempted resolution.  In the event such executives are unable to resolve such Dispute within 30 days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, the Dispute shall be subject to arbitration in accordance with Section 11.2, except as expressly set forth in Section 11.3.

11.2                        Arbitration.

(a)                                 Claims.  Subject to Section 11.3 below, any Dispute that is not resolved under Section 11.1 within the applicable 30-day period shall be resolved by final and binding arbitration administered by JAMS (the “Administrator”) in accordance with its then-effective Comprehensive Arbitration Rules and Procedures (the “Rules”), except to the extent any such

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Rule conflicts with the express provisions of this Section 11.2.  (Capitalized terms used but not otherwise defined in this Agreement shall have the meanings provided in the Rules.)  The Arbitration shall be conducted by one neutral arbitrator selected in accordance with the Rules, provided that such individual shall not be a current or former employee or director, or a current stockholder, of either Party or any of their respective Affiliates (or any licensee or sublicensee of the rights granted to such Party under this Agreement).  The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in New York, NY, USA.

(b)                                 Discovery.  Within 30 days after selection of the Arbitrator, the Arbitrator shall conduct the Preliminary Conference.  In addressing any of the subjects within the scope of the Preliminary Conference, the Arbitrator shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the Parties for an understanding of any legitimate issue raised in the Arbitration.  In that regard, the Parties agree to the application of the E-Discovery procedures set forth in Rule 16.2(c) of the JAMS Expedited Procedures.  In addition, each Party shall have the right to take up to 40 hours of deposition testimony, including expert deposition testimony.

(c)                                  Hearing; Decision.  The Hearing shall commence within 60 days after the discovery cutoff.  The Arbitrator shall require that each Party submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the Arbitrator.  The Hearing shall be no longer than 5 business days in duration.  The Arbitrator shall also permit the submission of expert reports.  The Arbitrator shall render the Award within 30 days after the Arbitrator declares the Hearing closed, and the Award shall include a written statement describing the essential findings and conclusions on which the Award is based, including the calculation of any damages awarded.  The Arbitrator will, in rendering his or her decision, apply the substantive law of the State of New York, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.  The Arbitrator’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 7.8.  The Award rendered by the Arbitrator shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(d)                                 Costs.  Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, the Arbitrator shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrator.

11.3                        Court Actions.  Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be

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filed and maintained notwithstanding any ongoing discussions between the Parties or any ongoing arbitration proceeding.  In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 11.2.

ARTICLE 12

MISCELLANEOUS

12.1                        Rights Upon Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws.  If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party.  If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor.  All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

12.2                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

12.3                        Entire Agreement; Amendments.  This Agreement (including the Exhibits hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein.  The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

12.4                        Non-Waiver.  The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in

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part, in that instance or in any other instance.  Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

12.5                        Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a)                                 in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”), provided that in the event of a Sale Transaction (whether this Agreement is actually assigned or is assumed by the Third Party Acquirer or the surviving corporation resulting from such Sale Transaction by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the Third Party Acquirer that existed prior to the Sale Transaction shall not be included in the technology licensed hereunder or otherwise subject to this Agreement; or

(b)                                 to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section.  Any assignment not in accordance with this Agreement shall be void.

12.6                        Force Majeure.  Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur.  The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.7                        Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby,

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unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.8                        Notices.  All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Chimerix, to:                                                                                              Chimerix, Inc.

2505 Meridian Parkway

Suite 340

Durham, NC  27713

USA

Attn:  Legal Department

Facsimile No.:

If to ContraVir, to:                                                                                          ContraVir Pharmaceuticals, Inc.

399 Thornall Street, First Floor

Edison, New Jersey  08837

USA

Attn:  James Sapirstein, CEO

Facsimile No.:

with a copy to:                                                               Lowenstein Sandler, LLP

65 Livingston Avenue

Roseland, New Jersey  07068

USA

Attn:  Michael J. Lerner

Facsimile No.:

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the third (3th) business day following the date of mailing, if sent by mail.

12.9                        Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such

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term, and the word “or” has the inclusive meaning represented by the phrase “and/or.”  Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection.  All references to days in this Agreement shall mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language, and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

12.10                 Relationship between the Parties.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

12.11                 Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.12                 No Third Party Rights.  The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

12.13                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.  This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

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IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the Effective Date.

CHIMERIX, INC.	CONTRAVIR PHARMACEUTICALS, INC.

By:	By:

Name:	Name:

Title:	Title:

Exhibit E-1